								  Exhibit 20.5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, except share data, unless otherwise stated)

NOTE  1  --  ACCOUNTING POLICIES
A.      Nature of Business
	------------------
Ohio Casualty Corporation is a property and casualty insurer whose primary products consist of insurance for personal auto, commercial property, homeowners, workers' compensation and other miscellaneous lines. The Corporation operates through the independent agency system in over 40 states. Of net premium written, approximately 16.6% was generated in the State of New Jersey, 11.3% in Ohio and 9.1% in Kentucky.
B.      Principles of Consolidation
	---------------------------
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles and include the accounts of Ohio Casualty Corporation and its subsidiaries. The results of operations of the acquisition of certain assets and liabilities of the Great American Insurance Company Commercial Lines Division ("GAI") have been included in the consolidated financial statements of the Corporation since the date of acquisition, December 1, 1998 (See Note 14). All significant inter-company transactions have been eliminated. All dollar amounts except share and per share data are in thousands of dollars.
C.      Investments
	-----------
Investment securities are classified upon acquisition into one of the following categories:
	(1)  held to maturity securities
	(2)  trading securities
	(3)  available for sale securities
	Available for sale securities are those securities that would be available to be sold in the future in response to liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available for sale securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of deferred tax. Equity securities are carried at quoted market values and include non-redeemable preferred stocks and common stocks. Fair values of fixed maturities and equity securities are determined on the basis of dealer or market quotations or comparable securities on which quotations are available.
	Short-term investments include commercial paper and notes with original maturities of 90 days or less and are stated at fair value. Short-term investments are deemed to be cash equivalents.
	Realized gains or losses on disposition of investments are determined on the basis of specific cost of investments.
D.      Premiums
	--------
Property and casualty insurance premiums are earned principally on a monthly pro rata basis over the term of the policy; the premiums applicable to the unexpired terms of the policies are included in unearned premium reserve.
E.      Acquisition Costs
	-----------------
Acquisition costs incurred at policy issuance net of applicable ceding commissions are deferred and amortized over the term of the policy.
Acquisition costs deferred are commissions, brokerage fees, salaries and benefits, and other underwriting expenses to include allocations for inspections, taxes, rent and other expenses as deemed appropriate. Deferred policy acquisition costs are reviewed to determine that they do not exceed recoverable amounts, including anticipated investment income.
F.      Property and Equipment
	----------------------
Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated lives of the assets. As of January 1, 1998, the Corporation adopted Statement of Position (SOP) 98-1 and began capitalizing costs incurred to internally develop software products used in the Corporation's operations.
The Corporation amortizes these costs on a straight-line basis over the estimated useful life of the product, generally not to exceed five years. Unamortized software costs and accumulated amortization in the consolidated balance sheet at December 31, 1998 were $8,013 and $184.
G.      Goodwill
	--------
The Corporation records goodwill for the excess of cost over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over a twenty-five year period. Goodwill will be evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation will be based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact on existing company businesses. The analyses will necessarily involve significant management judgments to evaluate the capacity of an acquired business to perform within projections. If future undiscounted cash flows are insufficient to recover the carrying amount of the asset, an impairment loss will be recognized.
H.      Loss Reserves
	-------------
The reserves for unpaid losses and loss adjustment expenses are based on estimates of ultimate claim costs, including claims incurred but not reported, salvage and subrogation and inflation without discounting. The methods of making such estimates are continually reviewed and updated, and any resulting adjustments are reflected in earnings currently.
	Liabilities for future policy benefits are computed based on contract terms and issue dates using interest rates ranging from 3 1/2% to 8 3/4%, select and ultimate mortality experience and industry withdrawal experience. Interest rates on $14,884 of such liabilities in 1998, $24,611 in 1997 and $230,843 in 1996 are periodically adjusted based on market conditions. Fair value is determined by discounting cash flows at current market interest rates.

I.      Deferred Income Taxes
	---------------------
The Corporation records deferred tax assets and liabilities based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.
J.      Stock Options
	-------------
The Corporation accounts for stock options issued to employees in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees". Under APB 25, the Corporation recognizes expense based on the intrinsic value of options.
K.      Use of Estimates
	----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
	The insurance industry is subject to heavy regulation that differs by state. A dramatic change in regulation in a given state may have a material adverse impact on the Corporation.


NOTE  2  --  INVESTMENTS
Investment income is summarized as follows:

						   1998      1997      1996
-----------------------------------------------------------------------------
Investment income from:
  Fixed maturities                             $155,153  $166,554  $173,664
  Equity securities                              15,533    13,776    14,135
  Short-term securities                           5,332     3,477     2,129
-----------------------------------------------------------------------------
Total investment income                         176,018   183,807   189,928
Investment expenses                               6,994     6,107     6,620
-----------------------------------------------------------------------------
Net investment income                          $169,024  $177,700  $183,308
=============================================================================

	The proceeds, gross realized gains and gross realized losses from sales of available-for-sale securities were as follows:

					   Gross          Gross          Net
					Realized       Realized     Realized
December 31                Proceeds        Gains         Losses        Gains
------------------------------------------------------------------------------
       1998                $476,571      $22,531         $8,120      $14,411
       1997                 486,881       57,751          7,002       50,749
       1996                 624,364       56,214          6,542       49,672

	Unrealized gains (losses) on investment in securities are summarized as follows:

						   1998      1997       1996
-----------------------------------------------------------------------------
Unrealized gains (losses):
  Securities                                   $ 88,577  $188,081  $  40,297
  Deferred tax                                  (31,002)  (65,882)  (13,304)
-----------------------------------------------------------------------------
					       $ 57,575  $122,199  $  26,993
=============================================================================

	The amortized cost and estimated market values of investments in debt and equity securities are as follows:

						     Gross        Gross     Estimated
				   Amortized    Unrealized   Unrealized          Fair
1998                                    Cost         Gains       Losses         Value
--------------------------------------------------------------------------------------
Securities available for
   sale:
  U.S. Government                 $   74,534     $   5,340     $    (20)   $   79,854
  States, municipalities
    and political
    subdivisions                     800,945        38,668          (40)      839,573
  Debt securities
    issued by foreign
    governments                        3,000           636            0         3,636
  Corporate securities             1,062,165        62,275       (6,965)    1,117,475
  Mortgage-backed
    securities:
  U.S. Government
    Agency                             6,130           145            0         6,275
  Other                              360,960         9,226       (1,095)      369,091
--------------------------------------------------------------------------------------
Total fixed maturities             2,307,734       116,290       (8,120)    2,415,904
Equity securities                    245,129       686,715       (6,938)      924,906
Short-term
    investments                      262,939             5          (81)      262,863
--------------------------------------------------------------------------------------
Total securities,
    available for sale            $2,815,802      $803,010     $(15,139)   $3,603,673
======================================================================================

						     Gross        Gross     Estimated
				   Amortized    Unrealized   Unrealized          Fair
1997                                    Cost         Gains       Losses         Value
--------------------------------------------------------------------------------------
Securities available for
   sale:
  U.S. Government                 $   66,244      $  3,601     $     (1)   $   69,844
  States, municipalities
    and political
    subdivisions                     835,355        40,405          (19)      875,741
  Debt securities
    issued by foreign
    governments                        3,000           458            0         3,458
  Corporate securities               872,904        58,046       (1,026)      929,924
  Mortgage-backed securities:
  U.S. Government
    Agency                            16,876           678           (1)       17,553
  Other                              317,912        12,838       (1,240)      329,510
--------------------------------------------------------------------------------------
Total fixed maturities             2,112,291       116,026       (2,287)    2,226,030
Equity securities                    275,637       597,803      (13,965)      859,475
Short-term
    investments                       65,849             0            0        65,849
--------------------------------------------------------------------------------------
Total securities,
    available for sale            $2,453,777      $713,829     $(16,252)   $3,151,354
======================================================================================

				       10

						     Gross        Gross     Estimated
				   Amortized    Unrealized   Unrealized          Fair
1996                                    Cost         Gains       Losses         Value
--------------------------------------------------------------------------------------
Securities available for
    sale:
  U.S. Government                 $   80,822     $   2,101      $   (382)  $   82,541
  States, municipalities
    and political
    subdivisions                     760,602        34,966        (1,029)     794,539
  Debt securities
    issued by foreign
    governments                        3,000           296             0        3,296
  Corporate securities               940,540        50,126        (7,008)     983,658
  Mortgage-backed
    securities:
  U.S. Government
     Agency                          171,291        12,992        (7,377)     176,906
  Other                              269,262        14,274       (13,538)     269,998
--------------------------------------------------------------------------------------
Total fixed maturities             2,225,517       114,755       (29,334)   2,310,938
Equity securities                    297,727       434,160       (10,735)     721,152
Short-term
    investments                       41,546             0             0       41,546
--------------------------------------------------------------------------------------
Total securities,
    available for sale            $2,564,790     $ 548,915     $ (40,069)  $3,073,636
======================================================================================

	The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

								Estimated
					      Amortized              Fair
						   Cost             Value
---------------------------------------------------------------------------
Due in one year or less                      $   34,249        $   34,324
Due after one year through five years           434,964           449,556
Due after five years through ten years          757,440           803,594
Due after ten years                             713,991           753,064

Mortgage-backed securities:
  U.S. Government Agency                          6,130             6,275
  Other                                         360,960           369,091
--------------------------------------------------------------------------
Total fixed maturities                       $2,307,734        $2,415,904
==========================================================================

       Certain securities were determined to have other than temporary declines in book value and were written down through realized investment losses. Total write-downs were $12,709, $14,433 and $19,456 during 1998, 1997 and 1996, respectively, representing a reduction in value of $4,469, $0 and $7,055 on fixed maturities and $8,240, $14,433 and $12,401 on equity securities.
	Proceeds from maturities and sales of investments in debt securities during 1998, 1997 and 1996 were $561,420, $445,358 and $603,364, respectively.
Gross gains of $23,108, $12,665 and $14,257 and gross losses of $6,778, $4,311 and $10,388 were realized on those maturities and sales in 1998, 1997 and 1996, respectively.


NOTE 3 -- FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents the carrying amounts and fair values of the Corporation's financial instruments:

					    Carrying               Fair
1998                                          Amount              Value
-------------------------------------------------------------------------
Assets
   Cash and short-term
       investments                        $  305,078         $  305,002
   Securities - available for
      sale                                 3,340,810          3,340,810

Liabilities
   Future policy benefits                 $   25,518         $   25,518
   Long-term debt                            265,000            265,000

					    Carrying               Fair
1997                                          Amount              Value
-------------------------------------------------------------------------
Assets
   Cash and short-term
       investments                        $  120,055        $  120,055
   Securities - available for
       sale                                3,085,505         3,085,505

Liabilities
   Future policy benefits                 $   34,148        $   34,148
   Long-term debt                             40,000            40,000

					    Carrying               Fair
1996                                          Amount              Value
-------------------------------------------------------------------------
Assets
   Cash and short-term
       investments                        $   61,624         $   61,624
   Securities - available for
       sale                                3,032,090          3,032,090

Liabilities
   Future policy benefits                 $  280,002         $  280,002
   Long-term debt                             50,000             50,000

	The Corporation believes that the fair value of long-term debt is approximately equal to its carrying value due to the market-based variable interest rates associated with the debt.


NOTE  4  --  DEFERRED POLICY ACQUISITION COSTS
Changes in deferred policy acquisition costs are summarized as follows:

					 1998           1997        1996
-------------------------------------------------------------------------
Deferred, January 1                  $126,063       $116,684    $119,795
-------------------------------------------------------------------------
Additions:
Addition due to acquisition            37,371              0           0
Commissions and brokerage             207,747        190,029     190,461
Salaries and employee benefits         50,194         46,241      47,092
Other                                  70,654         67,301      66,143
-------------------------------------------------------------------------
Deferral of expense                   365,966        303,571     303,696
-------------------------------------------------------------------------
Amortization to expense
   Discontinued operations             (1,093)        (9,302)     (2,049)
   Continuing operations              316,516        303,494     308,856
-------------------------------------------------------------------------
Deferred, December 31                $176,606       $126,063    $116,684
=========================================================================

	The above schedule includes deferred policy acquisition costs (net of unamortized ceding commission) for discontinued life insurance operations of $(1,093), $(2,185) and $(11,486) as of 1998, 1997 and 1996, respectively. See
Note 20 for additional information regarding discontinued operations.


NOTE 5  --  INCOME TAX
The effective income tax rate is less than the statutory corporate tax rate of 35% for 1998, 1997 and 1996 for the following reasons:

					 1998           1997        1996
-------------------------------------------------------------------------
Tax at statutory rate                $ 36,050       $ 60,710    $ 40,263
Tax exempt interest                   (16,433)       (16,522)    (18,367)
Dividends received
  deduction (DRD)                      (3,247)        (3,239)     (4,056)
Proration of DRD and tax
  exempt interest                       2,826          2,796       3,017
Reduction in provision for
  audit issues                              0              0      (3,000)
Miscellaneous                             793           (679)        (47)
-------------------------------------------------------------------------
     Actual tax                      $ 19,989       $ 43,065    $ 17,810
=========================================================================

	Tax years 1993 through 1995 are being examined by The Internal Revenue Service. Management believes there will not be a significant impact on the financial position or results of operations of the Corporation as a result of this audit.
	The components of the net deferred tax asset (liability) were as follows:

					 1998           1997        1996
-------------------------------------------------------------------------
Unearned premium proration          $  35,209      $  34,065   $  33,833
Accrued expenses                       48,549         52,520      59,217
Postretirement benefits                29,768         28,522      27,355
Discounted loss and loss expense
   reserves                            70,663         78,217      81,350
-------------------------------------------------------------------------
Total deferred tax assets             184,189        183,968     201,755
-------------------------------------------------------------------------
Deferred policy acquisition costs     (49,765)       (44,122)    (51,129)
Unrealized gains on investments      (275,154)      (244,591)   (178,619)
-------------------------------------------------------------------------
Total deferred tax liabilities       (324,919)      (279,357)   (229,748)
-------------------------------------------------------------------------
Net deferred tax asset (liability)  $(140,730)     $ (95,389)  $ (27,993)
=========================================================================


NOTE 6  -- EMPLOYEE BENEFITS
The Corporation has a non-contributory defined benefit retirement plan, a contributory health care, life and disability insurance plan and a savings plan covering substantially all employees. Benefit expenses are as follows:

					 1998           1997        1996
-------------------------------------------------------------------------
Employee benefit costs:
  Pension plan                        $(1,610)       $  (252)    $  (136)
  Health care                          13,215         12,555      14,415
  Life and disability
    insurance                             502            463         555
  Savings plan                          2,404          2,321       2,489
-------------------------------------------------------------------------
				      $14,511        $15,087     $17,323
=========================================================================

	The pension benefit is determined as follows:

					 1998           1997        1996
-------------------------------------------------------------------------
Service cost/(benefit) earned
  during the year                    $  6,011       $  6,354    $  6,256
Interest cost on projected
  benefit obligation                   15,068         15,003      13,927
Expected return on plan assets        (19,871)       (18,650)    (17,360)
Amortization of unrecognized
  net obligation (asset)               (3,017)        (3,017)     (3,017)
Amortization of unrecognized
  prior service cost                      199             58          58
-------------------------------------------------------------------------
Net pension benefit                  $ (1,610)      $   (252)   $   (136)
=========================================================================

	Changes in the benefit obligation during the year:

					 1998           1997        1996
-------------------------------------------------------------------------
Benefit obligation at
  beginning of year                  $213,720       $197,538    $191,008
-------------------------------------------------------------------------
Service cost                            6,011          6,354       6,256
Interest cost                          15,068         15,003      13,927
Amendments                                  0          2,000           0
Actuarial loss (gain)                  17,132          4,142      (2,990)
Benefits paid                         (12,638)       (11,317)    (10,663)
-------------------------------------------------------------------------
Benefit obligation at end of
   year                              $239,293       $213,720    $197,538
=========================================================================

	Changes in pension plan assets during the year:

					 1998           1997        1996
-------------------------------------------------------------------------
Fair value of plan assets at
  beginning of year                  $276,477       $225,681    $217,274
-------------------------------------------------------------------------
Actual return on plan assets          (12,038)        62,113      19,070
Benefits paid                         (12,215)       (11,317)    (10,663)
-------------------------------------------------------------------------
Fair value of plan assets at
  end of year                        $252,224       $276,477    $225,681
=========================================================================

     Pension Plan funding at December 31:

					  1998         1997          1996
--------------------------------------------------------------------------
Funded status                          $12,931      $62,757       $28,143
Unrecognized net gain (loss)            (6,697)      42,443         1,617
Unrecognized net assets                 12,068       15,085        18,102
Unrecognized prior service
  cost                                  (2,308)      (2,508)         (566)
---------------------------------------------------------------------------
Accrued pension liability               $9,868       $7,737        $8,990
===========================================================================
Expected long-term return on
  plan assets                            7.75%        8.25%         8.75%
Discount rate on plan benefit
  obligations                            6.75%        7.25%         7.75%
Expected future rate of salary
  increases                              5.25%        5.25%         5.25%


     Pension benefits are based on service years and average compensation using the five highest consecutive years of earnings in the last decade of employment. The pension plan measurement date is October 1, 1998, 1997 and 1996. The maximum pension expense deductible for income tax purposes has been funded. Plan assets at December 31, 1998 include $34,637 of the Corporation's common stock at market value compared to $37,585 and $29,899 at December 31, 1997 and 1996, respectively.

     Postretirement benefit cost at December 31:

					  1998         1997          1996
------------------------------------------------------------------------------
Service cost                          $  2,061     $  1,739      $  1,967
Interest cost                            5,753        5,588         5,412
------------------------------------------------------------------------------
Net periodic postretirement
  benefit cost                        $  7,814     $  7,327      $  7,379
==============================================================================

     Changes in the postretirement benefit obligation during the year:

					  1998         1997          1996
-------------------------------------------------------------------------------
Benefit obligation at
  beginning of year                   $ 81,694     $ 71,797      $ 71,519
-------------------------------------------------------------------------------
Service cost                             2,061        1,739         1,967
Interest cost                            5,753        5,588         5,412
Plan participants'
  contributions                         (4,676)      (3,912)       (3,655)
Increase due to change in
  discount rate or other
  assumptions                            5,731        8,467        (2,353)
Actuarial loss (gain)                    1,368       (2,141)       (1,177)
Prior service cost
  unrecognized at year end               6,416            0             0
-------------------------------------------------------------------------------
Benefit obligation at end of
  year                                $ 98,347     $ 81,694      $ 71,797
===============================================================================

     Accrued postretirement benefit liability at December 31:

					  1998         1997          1996
-------------------------------------------------------------------------------
Accumulated
  postretirement benefit
  obligation                          $ 98,347     $ 81,694      $ 71,797
Unrecognized net gain
  (loss)                                (6,642)        (203)        6,203
Unrecognized prior service
  cost                                  (6,416)           0             0
-------------------------------------------------------------------------------
Accrued postretirement
benefit liability                     $ 85,289     $ 81,491      $ 78,000
===============================================================================

     Postretirement benefit weighted average rate assumptions at October 1:


				  1998      1997      1996
------------------------------------------------------------
Medical trend rate                  7%        8%        9%
Dental trend rate                   5%        6%        7%
Ultimate health care
  trend rate                        5%        5%        5%
Discount rate                     6.75%     8.00%     7.75%


     The above medical trend rates assumed for 1998, 1997 and 1996 were assumed to decrease to the ultimate rate of 5% in 2, 3 and 4 years respectively. The postretirement plan measurement date is October 1 for 1998, 1997 and 1996.
     Increasing the assumed health care cost trend by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $ 19,669 and increase the postretirement benefit cost for 1998 by $2,032. Likewise, decreasing the assumed health care cost trend by 1 percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $12,785 and decrease the postretirement benefit cost for 1998 by $1,250.
     The Corporation's health care plan is a predominately managed care plan. Retired employees continue to be eligible to participate in the health care and life insurance plans. Employee contributions to the health care plan have been established as a flat dollar amount with periodic adjustments as determined by the Corporation. The health care plan is unfunded. Benefit costs are accrued based on actuarial projections of future payments. There are currently 3,261 active employees and 1,416 retired employees covered by these plans.
     Employees may contribute a percentage of their compensation to a savings plan. A portion of employee contributions is matched by the Corporation and invested in Corporation stock purchased on the open market by trustees of the plan.

NOTE 7  -  STOCK OPTIONS
The Corporation is authorized under provisions of the 1993 Stock Incentive Programs to grant options to purchase 1,293,500 shares of the Corporation's common stock to key executive employees, directors, and other full time salaried employees at a price not less than the fair market value of the shares on dates the options are granted. The options granted may be either "Incentive Stock Options" or "Nonqualified Stock Options" as defined by the Internal Revenue Code; the difference in the option plans affects treatment of the options for income tax purposes by the individual employee and the Corporation. The options are non-transferable and exercisable at any time after the vesting requirements are met. Option expiration dates are five and ten years from the grant date. Options vest either at 100% six months from the grant date or at 33% per year for three consecutive years from the date of the grant. At December 31, 1998, 868,289 remaining options may be granted.
     In addition, the 1993 Stock Incentive Program provides for the grant of Stock Appreciation Rights in tandem with the stock options. Stock
Appreciation Rights provide the recipient with the right to receive payment in cash or stock equal to appreciation in value of the optioned stock from the date of grant in lieu of exercise of the stock options held. At December 31, 1998, there were no outstanding stock appreciation rights.
     Restricted stock awards are occasionally issued by the Corporation. The common shares covered by a restricted stock award may be sold or otherwise disposed of only after a minimum of six months from the grant date of the award. The difference between issue price and the fair market value on the date of issuance is recorded as compensation expense. The amount of compensation expense recognized in 1998 related to restricted stock awards was $387 and $345 in 1997 before tax. There were no restricted stock awards in 1996. Currently there are 15,312 shares of restricted stock outstanding.
     The Corporation also issues, at its discretion, dividend payment rights in connection with the grant of stock options. These rights entitle the holder to receive, for each dividend payment right, an amount in cash equal to the aggregate amount of dividends that the Corporation has paid on each common share from the date on which such right becomes effective through the payout date. One third of these rights becomes vested on each anniversary after the grant. Dividends accrue and payments are made when the rights are fully vested by the rightholder. The Corporation recognizes compensation expense accordingly. The amount of compensation expense related to dividend payment rights recognized in 1998 was $551 and $517 in 1997 before tax. As of December 31, 1998, 313,684 dividend payment rights were outstanding.
     The Corporation continues to elect APB 25 for recognition of stock-based compensation expense. Under APB 25, expense is recognized based on the intrinsic value of the options. However, under the provision of FAS 123 the Corporation is required to estimate on the date of grant the fair value of each option using an option-pricing model. Accordingly, the Black-Scholes option pricing model is used with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: dividend yield of 4.5% for 1998, 1997 and 1996, expected volatility of 26.7% for 1998, 26.1% for 1997 and 25.3% for 1996, risk free interest rate of 5.63%, 6.87% and 6.34%, and expected life of 8 years. The following table summarizes information about the stock-based compensation plan as of December 31, 1998, 1997 and 1996, and changes that occurred during the year:

				     1998                   1997                   1996
-------------------------------------------------------------------------------------------
				     Weighted-              Weighted-              Weighted
				       Avg                    Avg                    Avg
			  Shares     Exercise     Shares    Exercise     Shares    Exercise
			  (000)       Price       (000)      Price        (000)      Price
		       ------------------------ --------------------- ----------------------
Outstanding
  beginning of year        262        $37.38       173       $33.84         74       $30.02
    Granted                123         46.97       120        41.44        127        34.93
    Exercised               (6)        35.00       (27)       33.33        (28)       28.75
    Canceled                 0                      (4)       32.38          0
			  -----                   -----                   -----
Outstanding end of         380        $40.53       262       $37.38        173       $33.84
 year                     =====                   =====                   =====

Options exercisable
 at year-end               160                      81                      52

Weighted-Avg fair
 value of options
 granted during the
 year                   $10.60                   $10.18                   $8.14


     At year end 1998, 379,684 options were outstanding with an average remaining contractual life of 7.94 years and weighted exercise price of $40.53. Of the amount outstanding, 159,681 were exercisable with a weighted average exercise price of $36.90. At year end 1997, 262,494 options were outstanding with an average remaining contractual life of 8.35 years and a weighted exercise price of $37.38. Of the amount outstanding, 81,493 were exercisable with a weighted average exercise price of $34.05. At year end 1996, 172,500 options were outstanding with an average remaining contractual life of 8.49 years and a weighted exercise price of $33.84. Of the amount outstanding, 51,500 were exercisable with a weighted average exercise price of $31.23.
     Had the Corporation adopted FAS 123, the amount of compensation expense that would have been recognized in 1998, 1997 and 1996 respectively, would be $1,164, $755 and $350. The Corporation's net income and earnings per share would have been reduced to the pro forma amounts disclosed below:

					  1998         1997          1996
-------------------------------------------------------------------------------
Net Income      As Reported:           $84,927     $139,047      $102,457
		Pro Forma:             $83,994     $138,411      $102,146
Basic/diluted earnings per share
		As Reported:             $2.58        $4.06         $2.91
		Pro Forma:               $2.55        $4.04         $2.90



NOTE 8  --  REINSURANCE AND OTHER CONTINGENCIES
In the normal course of business, the Corporation seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk with other insurers or reinsurers. In the event that such reinsuring companies might be unable at some future date to meet their obligations under the reinsurance agreements in force, the Corporation would continue to have primary liability to policyholders for losses incurred. The Corporation evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvencies. The following amounts are reflected in the financial statements as a result of reinsurance ceded:


					  1998         1997          1996
-------------------------------------------------------------------------------
Ceded premiums earned, presented
  net                                  $35,334      $32,169       $30,534
Ceded losses incurred, presented
  net                                   41,477       13,387        11,846
Reserve for unearned premiums           12,290        8,242         8,062
Reserve for losses                      82,589       54,209        61,205
Reserve for future policy benefits      25,518       34,148       280,002
Reserve for loss adjustment
  expenses                               8,707        7,794         8,833


     Annuities are purchased from other insurers to pay certain claim settlements. These payments are made directly to the claimants; should such insurers be unable to meet their obligations under the annuity contracts, the Corporation would be liable to claimants for the remaining amount of annuities. The claim reserves are presented net of the related annuities on the Corporation's balance sheet. The total amount of unpaid annuities was $24,155, $25,123 and $25,139 at December 31, 1998, 1997 and 1996,
respectively.
     On October 2, 1995, as part of the transaction involving the reinsurance of the Ohio Life business to Employers' Reassurance Corporation, Ohio Casualty Insurance Company agreed to manage a $163,615 fixed income portfolio for Employers' Reassurance. The term of the agreement is seven years, terminating on October 2, 2002. There is no separate fee to Ohio Casualty for this investment management service. The assets of the fixed income portfolio are not carried on the Corporation's balance sheet as these are assets of Employers' Reassurance Corporation. The agreement requires that Ohio Casualty pay an annual rate of 7.25% interest to Employers' Reassurance and maintain the market value of the account at $163,615. As the market value fluctuates from this amount, Ohio Casualty is required to make up any deficiency and is entitled to receive any excess. Accordingly, the Corporation accrues any deficiency or excess in makret value over the guaranteed amount of $163,615. This results in either investment income or loss and is recorded in earnings of the current period. At December 31, 1998, the market value of the account exceeded the $163,615 required balance by $1,356 cmpared with excesses of $2,080 in 1997 and $699 in 1996. The annual interest obligation of 7.25% was also being adequately serviced by the portfolio assets.


NOTE 9  --  LOSSES AND LOSS RESERVES
The following table presents a reconciliation of liabilities for losses and loss adjustment expenses:

					  1998         1997          1996
-----------------------------------------------------------------------------
Balance as of January 1, net of
   reinsurance recoverables of
   $62,003, $70,048 and
   $74,119                          $1,421,804   $1,486,622    $1,557,065
Addition related to acquisition        483,938            0             0
Incurred related to:
   Current year                        989,114      922,065     1,009,086
   Prior years                         (66,119)     (53,615)      (76,920)
-----------------------------------------------------------------------------
				       922,995      868,450       932,166

Paid related to:
  Current year                         513,292      448,402       515,025
  Prior years                          449,802      484,866       487,584
-----------------------------------------------------------------------------
Total paid                             963,094      933,268     1,002,609

Balance as of December 31,
  net of reinsurance
  recoverables of $91,296,
  $62,003 and $70,048               $1,865,643   $1,421,804    $1,486,622
=============================================================================

     As a result of favorable development in estimates for insured events of prior years, the incurred related to prior years shows a favorable development.
     The following table presents catastrophe losses incurred and the respective impact on the loss ratio:

					  1998         1997          1996
-----------------------------------------------------------------------------
Incurred losses                        $44,595      $21,389       $62,189
Loss ratio effect                         3.6%         1.8%          5.1%


     In 1998, 1997 and 1996 there were 37, 25 and 41 catastrophes respectively. The largest catastrophe in each year was $7,300, $4,600 and $13,700 in incurred losses. Additional catastrophes with over $1,000 in incurred losses numbered 14, 3 and 10 in 1998, 1997 and 1996.
     The effect of catastrophes on the Corporation's results cannot be accurately predicted. As such, severe weather patterns could have a material adverse impact on the Corporation's results.

     Inflation has historically affected operating costs, premium revenues and investment yields as business expenses have increased over time. The long term effects of inflation are considered when estimating the ultimate liability for losses and loss adjustment expenses. The liability is based on historical loss development trends which are adjusted for anticipated changes in underwriting standards, policy provisions and general economic trends. It is not adjusted to reflect the effect of discounting.
     Reserves for asbestos-related illnesses and toxic waste cleanup claims cannot be estimated with traditional loss reserving techniques. In establishing liabilities for claims for asbestos-related illnesses and for toxic waste cleanup claims, management considers facts currently known and the current state of the law and coverage litigation. However, given the expansion of coverage and liability by the courts and the legislatures in the past and the possibilities of similar interpretations in the future, there is uncertainty regarding the extent of remediation. Accordingly, additional liability could develop. Estimated asbestos and environmental reserves are composed of case reserves, incurred but not reported reserves and reserves for loss adjustment expense. For 1998, 1997 and 1996, respectively, total case, incurred but not reported and loss adjustment expense reserves were $41,898, $40,121 and $40,956. Asbestos reserves were $10,364, $6,966 and
$5,215 and environmental reserves were $31,534, $33,155 and $35,741 for those respective years.


NOTE 10  --  EARNINGS PER SHARE
During 1997, the Corporation adopted Statement of Financial Accounting Standard 128 "Earnings Per Share". Basic earnings per share is computed using weighted average number of common shares outstanding. Diluted earnings per share is computed similar to basic earnings per share except that the weighted average number of shares outstanding is increased to include the number of additional common shares that would have been issued if all dilutive outstanding stock options would have been exercised. All prior periods were recalculated under the new definition of basic and diluted earnings per share. Basic and diluted earnings per share are summarized as follows:

					  1998         1997          1996
-------------------------------------------------------------------------------
Income from continuing
  operations                           $83,011     $130,392       $97,228
Average common shares
  outstanding - basic                   32,904       34,228        35,247
Basic income from continuing
  operations per average share           $2.52        $3.81         $2.76
===============================================================================
Average common shares
  outstanding                           32,904       34,228        35,247
Effect of dilutive securities               31           29             7
-------------------------------------------------------------------------------
Average common shares
  outstanding - diluted                 32,935       34,257        35,254
Diluted income from continuing
  operations per average share           $2.52        $3.81         $2.76
===============================================================================

     At December 31, 1998, 3,000 purchase warrants and 103 stock options were not included in earnings per share calculations for 1998 as they were antidilutive.


NOTE 11  --  Quarterly Financial Information (Unaudited)


1998                        First         Second          Third        Fourth
---------------------------------------------------------------------------------
Premiums and finance
  charges earned         $309,627       $311,663       $314,956      $332,406
Net investment
  income                   44,634         41,299         42,231        40,860
Investment gains
  (losses) realized         4,082          8,151          3,537        (1,359)
Income from
  continuing
  operations               30,914          9,989         22,903        19,205
Income from
  discontinued
  operations                  280            345            278         1,013
Net income                 31,194         10,334         23,181        20,218
Basic and diluted net
  income per share            .93            .31            .71           .64



1997                        First         Second          Third         Fourth
---------------------------------------------------------------------------------
Premiums and finance
  charges earned         $302,479       $307,788       $300,252       $298,455
Net investment
  income                   43,717         45,153         45,365         43,465
Investment gains
  (losses) realized        13,340          8,498         20,806          8,105
Income from
  continuing
  operations               31,257         32,962         25,324         40,849
Income from
  discontinued
  operations                1,458          1,143            (85)         6,139
Net income                 32,715         34,105         25,239         46,988
Basic and diluted net
  income per share            .94           1.00            .74           1.39


     The fourth quarter adjustments for 1998 included income of $12,262 after tax for the reduction in Proposition 103 liability and an expense of $6,500 after tax for a restructuring charge.

NOTE 12  --  Comprehensive Income
Changes in accumulated other comprehensive income related to changes in unrealized gains(losses) on securities were as follows:

					  1998         1997          1996
------------------------------------------------------------------------------
Unrealized holding gains
  (losses) arising during the
  period, net of tax                   $71,207     $143,794       $56,019

Less:  Reclassification
       adjustment for gains
       included in net income,
       net of taxes                     13,632       21,595        29,026
------------------------------------------------------------------------------
Net unrealized gains(losses) on
  securities, net of taxes             $57,575     $122,199       $26,993
==============================================================================


NOTE 13  -- SEGMENT INFORMATION
In 1998, the Corporation adopted Statement of Financial Accounting Standard 131, "Disclosures about Segments of an Enterprise and Related Information." This statement supersedes Statement of Financial Accounting Standard 14, "Financial Reporting for Segments of a Business Enterprise" and replaces the industry segment approach with a management segment approach in identifying reportable segments. The management segment approach focuses on financial information that the Corporation's decision makers use to make decisions about the operating segments. The accounting policies of the property and casualty segments are based upon statutory accounting practices. Statutory accounting principles differ from generally accepted accounting principles primarily by deferred policy acquisition costs, required statutory reserves, assets not admitted for statutory reporting, California Proposition 103 reserve and deferred federal income taxes.
     The Corporation has determined its reportable segments based upon its method of internal reporting which is organized by product line. The property and casualty segments are personal automobile, commercial automobile, homeowners, workers' compensation, fidelity and surety, general liability and commercial property. These segments generate revenues by selling a wide variety of personal, commercial and surety insurance products. The Corporation also has an all other segment which derives its revenues from premium financing, investment income, royalty income and discontinued life insurance operations. The Corporation writes business in over 40 states in conjunction with the independent agency system.
     Each segment of the Corporation is managed separately. The property and casualty segments are managed by assessing the performance and profitability of the segments through analysis of industry financial measurements including loss and loss adjustment expense ratios, combined ratio, premiums written, underwriting gain/loss and the effect of catastrophe loses on the segment.
The following tables present this information by segment as it is reported internally to management. Asset information by reportable segment is not reported, since the Corporation does not produce such information internally.


Private Passenger Auto            1998         1997         1996
------------------------------------------------------------------
Net premiums written            $521,794    $464,693     $456,371
   % Increase(decrease)           12.3%        1.8%        -2.3%
Net premiums earned              500,785     460,029      457,121
   % Increase(decrease)            8.8%        0.6%        -3.6%
Underwriting gain/(loss)
   (before tax)                  (24,220)    (25,926)     (46,951)
Loss ratio                        68.8%       72.0%        75.7%
Loss expense ratio                10.3%        9.6%        10.6%
Underwriting expense ratio        24.7%       23.8%        24.0%
Combined ratio                   103.8%      105.4%       110.3%
Impact of catastrophe losses on
   combined ratio                  1.2%        0.5%         0.9%


CMP, Fire, Inland Marine          1998        1997         1996
-----------------------------------------------------------------
Net premiums written            $225,749    $206,133     $195,290
   % Increase(decrease)            9.5%        5.6%         0.8%
Net premiums earned              217,236     200,330      195,437
   % Increase(decrease)            8.4%        2.5%         0.2%
Underwriting gain/(loss)
   (before tax)                  (33,008)    (17,812)     (29,311)
Loss ratio                        64.5%       58.7%        63.5%
Loss expense ratio                 6.2%        7.0%         8.9%
Underwriting expense ratio        42.8%       42.0%        42.7%
Combined ratio                   113.5%      107.7%       115.0%
Impact of catastrophe losses on
   combined ratio                  4.9%        2.5%         8.3%


General Liability                 1998        1997         1996
-----------------------------------------------------------------
Net premiums written           $  95,144   $  96,698     $101,793
   % Increase(decrease)           -1.6%       -5.0%        -6.0%
Net premiums earned               96,535      98,971      104,428
   % Increase(decrease)           -2.5%       -5.2%        -5.5%
Underwriting gain/(loss)
   (before tax)                     (819)     (1,892)      12,622
Loss ratio                        35.8%       36.6%        26.2%
Loss expense ratio                13.8%       19.3%        15.7%
Underwriting expense ratio        52.0%       47.1%        47.2%
Combined ratio                   101.6%      103.0%        89.1%
Impact of catastrophe losses on
   combined ratio                  N/A         N/A          N/A


Workers' Compensation             1998        1997         1996
-----------------------------------------------------------------
Net premiums written            $100,150   $  97,176     $115,398
   % Increase(decrease)            3.1%      -15.8%       -17.9%
Net premiums earned              100,336     103,484      124,157
   % Increase(decrease)           -3.0%      -16.7%       -12.6%
Underwriting gain/(loss)
   (before tax)                   (9,606)      9,130        9,613
Loss ratio                        69.1%       57.2%        59.3%
Loss expense ratio                 8.2%        6.4%         5.9%
Underwriting expense ratio        32.3%       29.4%        29.1%
Combined ratio                   109.6%       93.0%        94.3%
Impact of catastrophe losses on
   combined ratio                  N/A         N/A          N/A


Commercial Auto                   1998        1997         1996
-----------------------------------------------------------------
Net premiums written            $139,087    $140,295     $139,420
   % Increase(decrease)           -0.9%        0.6%        -4.8%
Net premiums earned              139,114     139,933      142,446
   % Increase(decrease)           -0.5%       -1.8%        -4.5%
Underwriting gain/(loss)
   (before tax)                   (7,453)    (18,146)      (6,507)
Loss ratio                        61.2%       69.3%        64.5%
Loss expense ratio                 8.6%       10.2%         7.0%
Underwriting expense ratio        35.6%       33.3%        33.8%
Combined ratio                   105.4%      112.9%       105.3%
Impact of catastrophe losses on
   combined ratio                  0.7%        0.3%         0.8%



Homeowners                        1998        1997         1996
-----------------------------------------------------------------
Net premiums written            $180,697    $168,168     $166,457
   % Increase(decrease)            7.5%        1.0%         3.7%
Net premiums earned              177,419     166,474      165,630
   % Increase(decrease)            6.6%        0.5%         2.8%
Underwriting gain/(loss)
   (before tax)                  (33,824)    (19,254)     (59,806)
Loss ratio                        73.8%       66.5%        89.5%
Loss expense ratio                 8.2%        8.7%        11.5%
Underwriting expense ratio        36.4%       36.0%        34.9%
Combined ratio                   118.4%      111.2%       135.9%
Impact of catastrophe losses on
   combined ratio                 15.2%        8.1%        24.4%


Fidelity & Surety                 1998        1997         1996
------------------------------------------------------------------
Net premiums written           $  37,022   $  34,418    $  34,473
   % Increase(decrease)            7.6%       -0.2%         0.9%
Net premiums earned               36,403      35,045       34,135
   % Increase(decrease)            3.9%        2.7%         4.3%
Underwriting gain/(loss)
   (before tax)                    6,351       8,663        8,866
Loss ratio                        10.3%        7.9%         5.8%
Loss expense ratio                 5.2%        2.8%        -0.3%
Underwriting expense ratio        65.9%       65.8%        67.8%
Combined ratio                    81.4%       76.5%        73.4%
Impact of catastrophe losses on
   combined ratio                  N/A         N/A          N/A


Total Property & Casualty         1998        1997         1996
------------------------------------------------------------------
Net premiums written          $1,299,643  $1,207,581   $1,209,202
   % Increase(decrease)            7.6%       -0.1%        -3.3%
Net premiums earned            1,267,828   1,204,265    1,223,353
   % Increase(decrease)            5.3%       -1.56%       -3.3%
Underwriting gain/(loss)
   (before tax)                 (102,579)    (65,237)    (111,474)
Loss ratio                        63.7%       62.7%        66.5%
Loss expense ratio                 9.1%        9.4%         9.7%
Underwriting expense ratio        34.4%       33.2%        33.4%
Combined ratio                   107.2%      105.3%       109.5%
Impact of catastrophe losses on
   combined ratio                  3.6%        1.8%         5.1%


All other                         1998        1997         1996
------------------------------------------------------------------
Revenues                        $  5,391  $    6,833   $    6,009
Expenses                           6,663       6,880        7,223
------------------------------------------------------------------
Net income                      $ (1,272) $      (47)  $   (1,214)


Reconciliation of Revenue         1998        1997         1996
------------------------------------------------------------------
Net premiums earned for
   reportable segments        $1,267,828  $1,204,265   $1,223,353
Investment income                164,812     172,372      181,904
Realized gains                    26,516      58,912       49,401
Miscellaneous income                 162         453          647
------------------------------------------------------------------
Total property and casualty
   revenues (Statutory basis)  1,459,318   1,436,002    1,455,305
Property and casualty statutory
   to GAAP adjustment            (12,450)     (5,412)      (1,683)
------------------------------------------------------------------
Total revenues property and
   casualty (GAAP basis)       1,446,868   1,430,590    1,453,622
Other segment revenues             5,391       6,833        6,009
------------------------------------------------------------------
Total revenues                $1,452,259  $1,437,423   $1,459,631
==================================================================


Reconciliation of Underwriting
 gain/(loss)  (before tax)        1998        1997         1996
------------------------------------------------------------------
Property and casualty under-
  writing gain/(loss)
  (before tax)
  (Statutory basis)            $(102,579) $  (65,237)  $ (111,474)
Statutory to GAAP adjustment      28,528      15,597         (706)
------------------------------------------------------------------
Property and casualty under-
  writing gain/(loss)(before tax)
  (GAAP basis)                   (74,051)    (49,640)    (112,180)
Net investment income            169,024     177,700      183,308
Realized gains                    14,411      50,749       49,672
Other income                      (6,384)     (5,352)      (5,762)
------------------------------------------------------------------
Income from continuing
  operations before
  income taxes                  $103,000    $173,457     $115,038
==================================================================

</TABLE)

NOTE 14  --  ACQUISITION OF COMMERCIAL LINES BUSINESS
On December 1, 1998, the Corporation acquired substantially all of the Commercial Lines Division of Great American Insurance Company ("GAI"), an insurance subsidiary of the American Financial Group, Inc. As part of the transaction, the Corporation assumed responsibility for 650 employees of GAI's Commercial Lines Division, as well as relationships with 1,700 agents.
The major lines of business included in the sale are workers' compensation, commercial multi-peril, umbrella and commercial auto. Four commercial operations as well as all California business and all pre-1987 environmental claims were excluded from the transaction.
     Under the asset purchase agreement, the Corporation assumed $645,813 of commercial lines insurance liabilities, $62,639 in other liabilities and acquired $287,900 of investments, $1,500 in cash and $119,052 in other assets.
This resulted in an assumption by the Corporation of a net statutory-basis liability of $300,000 plus warrants to purchase 3 million shares of Ohio
Casualty Corporation common stock at a price of $45.01. In addition, if the annualized production from the transferred agents at the end of eighteen months equals or exceeds the production in the twelve months prior to closing, GAI will receive an additional $40,000. This bonus payment grades down ratably where if eighteen-month annualized production equals 71% or less of previous production, no bonus payment is


				       18

required. The bonus payment will be accrued as additional goodwill when minimum contingency is achieved.
     The transaction was accounted for using the purchase method of accounting.
The Corporation has recorded goodwill of $309,237 relating to this transaction, consisting of $285,517 of net liabilities assumed under generally accepted accounting principles, $21,138 in warrants given and $2,582 in acquisition expenses. Deferred policy acquisition costs of $37,371 were also recorded as a result of the transaction. The Corporation follows the practice of allocating purchase price to specifically identifiable intangible assets based on their estimated values as determined by appropriate valuation methods. In the GAI acquisition, no allocation of purchase price was made to specifically identifiable intangible assets other than goodwill and deferred policy acquisition costs as the Corporation believes it did not acquire any other significant specifically identifiable intangible assets.
     The warrants which were issued in connection with the transaction provide for the purchase of the Corporation's common stock at $45.01 per share and expire in December 2003. The warrants may be settled through physical or net share settlement and thus have been recorded as equity in the financial statements at their estimated fair value. Estimated fair value was determined based on a third party appraisal of the warrants.
     The following table presents the unaudited proforma results of operations had the acquisition occurred at the beginning of each year.



(Unaudited)                       1998             1997
--------------------------------------------------------------
Revenues                      $1,750,528         $1,775,556
Net income                        58,866            130,206
Diluted earnings per
   share                           1.79               3.80



NOTE 15  --  RESTRUCTURE CHARGE
During December 1998, the Corporation adopted a plan to restructure its branch operations. To continue in the Corporation's efforts to reduce expenses, personal lines business centers will be reduced from five to three locations. Underwriting branch locations will be reduced from seventeen to eight locations and claims branches will be reduced from thirty-eight to six locations. The Corporation recognized $10,000 in expense in its income statement to reflect one-time charges related to its branch office consolidation plan. These charges consisted solely of future contractual lease payments related to abandoned facilities. The activities under the plan are expected to be completed in 1999.


NOTE 16  --  STATUTORY ACCOUNTING INFORMATION
The following information has been prepared on the basis of statutory accounting principles which differ from generally accepted accounting principles. The principal differences relate to deferred acquisition costs, required statutory reserves, assets not admitted for statutory reporting, California Proposition 103 reserve, goodwill and deferred federal income taxes.


				     1998         1997        1996
---------------------------------------------------------------------
Property and Casualty Insurance
   Statutory net income          $   82,044  $   142,457  $  104,137
   Statutory policyholders'
     surplus                      1,027,105    1,109,517     984,859
Life Insurance
   Statutory net income               6,675       29,794       4,885
   Statutory policyholders'
     surplus                         14,943       29,971      58,511


     The Ohio Casualty Insurance Company, domiciled in Ohio, prepares its statutory financial statements in accordance with the accounting practices prescribed or permitted by the Ohio Insurance Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.
     The Company received written approval from the Ohio Insurance Department to have the California Proposition 103 liability reported as a direct charge to surplus and not included as a charge in the 1995 statutory statement of operations. Following this same treatment, during 1997 and 1998 the principal reduction in the Proposition 103 liability was taken as an increase to statutory surplus and not included in the 1997 or 1998 statutory statements of operations.
     For statutory purposes, goodwill related to the GAI acquisition was taken as a direct charge to surplus.
     The Corporation is dependent on dividend payments from its insurance subsidiaries in order to meet operating expenses and to pay dividends.
Insurance regulatory authorities impose various restrictions and prior approval requirements on the payment of dividends by insurance companies and holding companies. At December 31, 1998, approximately $112,129 of retained earnings are not subject to restriction or prior dividend approval requirements.


NOTE 17  --  BANK NOTE PAYABLE
During 1997, the Corporation signed a credit facility that makes available a $300,000 revolving line of credit. This line of credit was accessed in 1997 to refinance the outstanding term loan balance the Corporation had at that time. In 1998, the line of credit was used for capital infusion of $200,000 into the property and casualty subsidiaries due to the acquisition. The line of credit was again accessed during 1998 for the purchase of a building and to purchase treasury shares. The credit agreement contains financial covenants and provisions customary for such arrangements. The agreement expires in October 2002, with any outstanding loan balance due at that time. The revolving line of credit maintains an interest rate swap that existed on the previous term loan. The effect of the swap agreement was to establish a fixed rate of 6.34% on $20,000 of the outstanding balance converted to the revolving line of credit. The remaining balance and any additional borrowings under the line of credit bear interest at a periodically adjustable rate (5.82% at December 31, 1998). The interest rate is determined on various bases including prime rates, certificate of deposit rates and the London Interbank Offered Rate. Interest incurred on borrowings amounted to $3,547, $3,147 and $3,769 in 1998, 1997 and 1996, respectively. Under the loan agreement, the maximum permissible consolidated funded debt cannot exceed 30% of consolidated tangible net worth.


NOTE 18  --  CALIFORNIA WITHDRAWAL
Proposition 103 was passed in the State of California in 1988 in an attempt to legislate premium rates for that state. As construed by the California
Supreme Court, the proposition requires premium rate rollbacks for 1989 California policyholders while allowing for a "fair" return for insurance
companies.   Even after considering investment income, total returns in
California have been less than what would be considered "fair" by any reasonable standard. During the fourth quarter of 1994, the State of California assessed the Corporation $59,867 for Proposition 103. In February 1995, California revised this billing to $47,278 due to California Senate Bill 905 which permits reduction of the rollback due to actual commissions and premium taxes paid. The assessment was revised again in August 1995 to $42,100 plus interest. In December 1997, during Administrative Law hearings, the California Department of Insurance filed two revised rollback calculations. These calculations indicated rollback liabilities of either $35,900 or $39,900 plus interest.
     In 1998, the Administrative Law Judge finally issued a proposed ruling with a rollback liability of $24,428 plus interest. Her ruling was sent to the California Commissioner of Insurance to be accepted, rejected or modified. The Corporation expected the commissioner to rule sometime after the election in November, but he has so far failed to do so. In light of this failure to rule, the Corporation consulted extensively with outside counsel to determine the range of liability asserted by the Department. The asserted rollbacks to date have ranged from $24,428 to $61,197. The Administrative Law Judge indicates clearly in her ruling that by her calculation the Corporation would have lost approximately $1,000 on 1989 operations if a rollback of $24,428 were imposed. Given that conclusion, it is clear that any assessment greater than $24,428 would strengthen the Corporation's Constitutional argument that this rollback is confiscatory. Since the Corporation does not believe it is possible to pinpoint a specific rollback within the California Department of Insurance's asserted range that is the most probable, the Corporation has established a contingent liability for Proposition 103 rollback at $24,428 plus simple interest at 10% from May 8, 1989. This brings the total reserve to $48,043 at December 31, 1998.
     The Corporation will continue to challenge the validity of any rollback. To date, the Corporation has paid $4,755 in legal costs related to the withdrawal, Proposition 103, and Fair Plan assessments.
     In December 1992, the Corporation stopped writing business in California due to a lack of profitability and a difficult regulatory environment. In April 1995, the California Department of Insurance gave final approval for withdrawal. Currently, subsidiary American Fire and Casualty remains in the state to wind down the affairs of the group.


NOTE 19  --  SHAREHOLDER RIGHTS PLAN
In December 1989, the Board of Directors adopted a Shareholder Rights Plan (the Plan) declaring a dividend of one-half of one Common Share Purchase Right, expiring in 2009, for each outstanding share of common stock. The Plan is designed to deter coercive or unfair takeover tactics and to prevent a person or persons from gaining control of the Corporation without offering a fair price to all shareholders.
     Under the terms of the Plan, each whole right entitles the registered holder (except the acquirer) to purchase from the Corporation one share of common stock at a price of $250 per share, subject to adjustment. Each right entitles its holder to purchase at the right's then current exercise price, a number of the Corporation's common shares having a market value of twice such price. The rights become exerciseable for a 60 day period commencing 11 business days after a public announcement that a person or group has acquired shares representing 20 percent or more of the outstanding shares of common stock, without the prior approval of the board of directors; or 11 business days following commencement of a tender or exchange of 20 percent or more of such outstanding shares of common stock.
     If after the rights become exercisable, the Corporation is involved in a merger, other business consolidation or 50 percent or more of the assets or earning power of the Corporation is sold, the rights will then entitle the rightholders, upon exercise of the rights, to receive shares of common stock of the acquiring company with a market value equal to twice the exercise price of each right.

     The Corporation can redeem the rights for $0.01 per right at any time prior to becoming exercisable.


NOTE 20  --  DISCONTINUED OPERATIONS (LIFE INSURANCE)
Discontinued operations include the operations of Ohio Life, a subsidiary of the Ohio Casualty Insurance Company.
     During 1995, the Corporation committed to a plan to exit the life insurance business. On October 2, 1995, the Corporation transferred its life insurance and related businesses through a 100% coinsurance arrangement to Employers' Reassurance Corporation and entered into an administrative and marketing agreement with Great Southern Life Insurance Company ("Great Southern"). In connection with the reinsurance agreement, $144,469 in cash and $161,401 of securities were transferred to Employers' Reassurance to cover the liabilities of $348,479. Ohio Life received an adjusted ceding commission of $37,641 as payment. After deduction of deferred acquisition costs, the net ceding commission from the transaction was $17,284. During the fourth quarter of 1997, Great Southern legally replaced Ohio Life as the primary insurer for approximately 76% of the life insurance policies subject to the 1995 agreement. As a result of this assumption, fourth quarter of 1997 net income was positively impacted by a partial recognition of unamortized ceding commission. The after-tax impact was an increase to net income of $5,300.
At December 31, 1998, Great Southern had assumed 95% of the life insurance policies subject to the 1995 agreement. As a result, the Corporation recognized an additional amount of unamortized ceding commission of $1,093 before tax during the fourth quarter 1998. There remains approximately
$1,093 in unamortized ceding commission. This will continue to be amortized over the remaining life of the underlying policies.
     Great Southern Life Insurance Company and Employers' Reassurance Corporation have entered into a modified coinsurance arrangement whereby all Ohio Life policies that were assumed by Employers' Reassurance are, in turn, retroceded to Great Southern Life Insurance Company. This gives the Corporation additional protection since the Corporation would first look for recovery from Employers' Reassurance which is rated A++ by A.M. Best. As part of the agreement, Americo Life Inc., the parent of Great Southern Life, acts as the third party administrator for Ohio Life for all unassumed policies. This arrangement lasts until the policies are assumed or lapse. Under the marketing agreement, Great Southern was permitted to market life insurance products through the Corporation's independent agency distribution system. This agreement was terminated in 1996 by mutual consent of the parties.
     Results of the discontinued life insurance operations for the years ended December 31 were as follows:


				     1998         1997        1996
---------------------------------------------------------------------
Gross premiums written           $        0   $    1,267  $    1,428
Net premiums earned                   3,708       23,865       4,582
Net investment income                 2,288        3,954       4,812
Realized investment gains               (72)       1,633       1,002
---------------------------------------------------------------------
Total income                          5,924       29,452      10,396
Income before income
  taxes                               2,944       13,316       7,892
---------------------------------------------------------------------
Provision for income
  taxes                               1,029        4,661       2,663
---------------------------------------------------------------------
Net income                       $    1,916    $   8,655  $    5,229
=====================================================================


     Assets and liabilities of the discontinued life insurance operations as of the years ended December 31 were as follows:


				       1998         1997        1996
-----------------------------------------------------------------------
Cash                              $       24    $    9,214  $    1,150
Investments                           13,917        21,320      71,313
Deferred policy
acquisition costs, net of
unamortized ceding commission         (1,093)       (2,185)    (11,486)
Reinsurance receivable                36,599        36,198     285,354
Other assets                           3,191         4,219       7,376
-----------------------------------------------------------------------
Total assets                      $   52,638    $   68,766  $  353,707
=======================================================================
Future policy benefits            $   25,518    $   34,148  $  280,002
Deferred income tax                   (1,215)       (1,357)      1,728
Other liabilities                     46,822        35,512      17,505
-----------------------------------------------------------------------
Total liabilities                 $   71,125    $   68,303  $  299,235
=======================================================================


NOTE 21  --  NEW ACCOUNTING STANDARDS
In December 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-3 "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". This statement provides guidance on accounting for insurance related assessments and required disclosure information. This statement is effective for fiscal years beginning after December 15, 1998. The Corporation does not believe that this statement will materially affect the Corporation's financial statements or disclosures.
     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133 "Accounting for Derivative Instruments and Hedging Activities." This statement standardizes the accounting for derivative instruments by requiring those items to be recognized as assets or liabilities with changes in fair value reported in earnings or other comprehensive income in the current period. The Corporation expects the adoption of FAS 133 to have an immaterial impact on the financial results due to its limited use of derivative instruments. This statement is effective for fiscal quarters of fiscal years beginning after June 15, 1999 (January 1, 2000 for the Corporation).
				       21